REGAL BELOIT CORPORATION -- 2018 EQUITY INCENTIVE PLAN
PERFORMANCE SHARE UNIT AWARD – ROIC Based

[Name]
[Address]

Dear _____________________:

You have been granted an award of Performance Share Units (an “Award”) under the Regal Beloit Corporation 2018 Equity Incentive Plan (the “Plan”) with the following terms and conditions:

Grant Date:	____________
Number of Performance Share Units (“PSUs”): Performance Period:	Target PSUs: _________ Maximum PSUs: 2x Target ___________________________
Performance Vesting for PSUs:
The performance metric that will determine the number of PSUs you earn will be the Company’s average annual return on invested capital (“ROIC”) over the performance period specified above. ROIC for each fiscal year in the performance period will be calculated as (i) the Company’s adjusted net operating profit after tax, divided by (ii) the Company’s total invested capital as of the end of such fiscal year, in each case as determined by the Administrator in its discretion.

The number of PSUs earned will be as follows:

Average Annual ROIC at or below [●]% = Zero PSUs
Average Annual ROIC at [●]% = Target PSUs
Average Annual ROIC at or above [●]% = Maximum PSUs

The number of PSUs earned will be interpolated between (i) zero and Target PSUs for average annual ROIC between [●]% and [●]%, or (ii) Target PSUs and Maximum PSUs for average annual ROIC between [●]% and [●]%. The PSUs also are subject to the Company having positive adjusted operating profit for fiscal year [●], as certified by the Administrator. Any PSUs that are earned based on performance will be earned on the date that the Administrator determines the achievement of the average annual ROIC. Any PSUs that are not earned on such date shall be forfeited.

If your employment or service with the Company and its Affiliates terminates (voluntarily or involuntarily) before the PSUs have been earned, then all unearned PSUs will be forfeited. Exceptions to this rule are made for certain types of terminations, including termination due to death or Disability, in accordance with the terms of the Plan.

Change of Control:	Upon a Change of Control, this Award will be treated as provided in the Plan.

Issuance of Shares:
As soon as reasonably practicable after any PSUs have been earned, the Company will issue to you a number of Shares equal to the number of PSUs that have been earned. In all events such settlement of any earned PSUs shall occur no later than March 15 of the year following the year in which the PSUs are earned unless delivery is deferred pursuant to a nonqualified deferred compensation plan in accordance with the requirements of Section 409A of the Code, and subject to applicable withholding.

Transferability of Shares:
By accepting this Award, you agree not to sell any Shares acquired under this Award at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale.

Rights as Shareholder:
You will not be deemed for any purposes to be a shareholder of the Company with respect to any of the PSUs unless and until Shares are issued therefore. Accordingly, prior to Shares being issued to you as a result of PSUs being earned, you may not exercise any voting rights and you will not be entitled to receive any dividends, dividend equivalent payments and other distributions paid with respect to any such Shares underlying the PSUs.

Transferability of Award:
Except as otherwise provided in the Plan, you may not assign, alienate, sell or transfer this Award for any reason, other than under your will or as required by the laws of descent and distribution. This Award also may not be pledged, attached or otherwise encumbered. Any purported assignment, alienation, sale, transfer, pledge, attachment or encumbrance of this Award in violation of its terms shall be null and void and unenforceable against the Company or any Affiliate.

Tax Withholding:
To the extent that the earning or payment of the PSUs results in income to you for Federal, state or local income tax purposes, or the Company is otherwise required to withhold amounts with respect to the PSUs, you shall deliver to the Company at the time the Company is obligated to withhold amounts, such amount as the Company requires to meet the statutory withholding obligation under applicable tax laws or regulations, and if you fail to do so, the Company has the right and authority to deduct or withhold from payment under this Award or other compensation payable to you an amount sufficient to satisfy its withholding obligations. You may satisfy the withholding requirement in connection with the earning of PSUs, in whole or in part, in cash or by electing to have the Company withhold for its own account that number of Shares otherwise deliverable to you upon the earning of the PSUs having an aggregate Fair Market Value sufficient to satisfy the Company’s withholding obligation; provided that the amount to be withheld may not exceed the total maximum statutory tax withholding obligations associated with the transaction to the extent needed for the Company to avoid an accounting charge. Your election must be irrevocable, in writing, and submitted to the Secretary of the Company before the date on which the applicable withholding obligation arises.

Restrictive Covenants:
By accepting this Award, you agree that this Award shall be subject to forfeiture, and any gains pursuant to this Award shall be subject to disgorgement, if (1) while you are employed by or in service with the Company or any Affiliate, you compete with the Company or an Affiliate, participate in any enterprise that competes with the Company or an Affiliate or use or disclose, other than as expressly authorized by the Company, any confidential business information or trade secrets that you obtain during the course of your employment or service with the Company or any Affiliate; or (2) after you are no longer employed by or in service with the Company or any Affiliate, you are determined by the Administrator in its reasonable discretion (A) to be in breach of any confidentiality, noncompetition, nonsolicitation or similar agreement between you, on the one hand, and the Company or any Affiliate, on the other hand (your “Restrictive Agreement”), or (B) while this Award is in effect, to have engaged in conduct that would have constituted a breach of your Restrictive Agreement if such Restrictive Agreement were then in effect.

Miscellaneous:
•    As a condition of the granting of this Award, you agree, for yourself and your legal representatives or guardians, that this Award and the Plan shall be interpreted by the Administrator and that any interpretation by the Administrator of the terms of this Award or the Plan and any determination made by the Administrator pursuant to this Award or the Plan shall be final, binding and conclusive.
•    As a condition of the granting of this Award, you agree, for yourself and your legal representatives or guardians, that this Award, and any Shares issued or cash paid pursuant to this Award, shall be subject to (1) any recoupment, clawback, equity holding, stock ownership or similar policies adopted by the Company from time to time (to the extent contemplated by such policies) and (2) any recoupment, clawback, equity holding, stock ownership or similar requirements made applicable by law, regulation or listing standards to the Company from time to time (to the extent contemplated by such requirements).
•    In general, this Award may be amended only by written consent signed by both you and the Company, unless the amendment is not to your detriment. Notwithstanding the foregoing, this Award may be amended or terminated by the Administrator or the Company without your consent in accordance with the provisions of the Plan and the Administrator shall have the right, in its sole discretion, to adjust the Performance Goals at any time to reflect changes affecting ROIC that were not contemplated at the time the Performance Goals were established.
•    The failure of the Company to enforce any provision of this Award at any time shall in no way constitute a waiver of such provision or of any other provision hereof.
•    This Award shall be binding upon and inure to the benefit of you and your heirs and personal representatives and the Company and its successors and legal representatives.
•    This Award may be executed in counterparts.

Prospectus Delivery/Access:
•    By accepting this Award you acknowledge that a prospectus for the Plan, along with a copy of the Plan and the Company’s most recent Annual Report to Shareholders, has been made available to you electronically via the Company’s designated stock plan administrator’s web portal.
•    A paper copy of the prospectus for the Plan is also available to participants upon request.

This Award is granted under and governed by the terms and conditions of the Plan. Additional provisions regarding your Award and definitions of capitalized terms used and not defined in this Award can be found in the Plan.

UNLESS YOU DECLINE THIS AWARD WITHIN 90 DAYS, YOU AGREE TO BE BOUND BY ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN. YOU ALSO ACKNOWLEDGE HAVING READ THIS AWARD AND THE PLAN.

REGAL BELOIT CORPORATION

By: ____________________________
Name:     Mark J. Gliebe
Title: Chairman/CEO

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